March 15, 1997

Robert Skandalaris
Noble International, Ltd.
33 Bloomfield Hills Parkway
Suite 155
Bloomfield Hills, Michigan 48304

Dear Bob:

     The purpose of this letter is to set forth the terms upon which Noble International, Ltd. ("Noble") shall acquire the remaining shares in DCT Component Systems, Inc. ("Components") from DCT Companies, Inc. ("DCT") and/or James Bronce Henderson, III ("Henderson") and David C. Stone ("Stone") (collectively the ("Parties").

     The terms as set forth below shall serve to modify the relationship of Noble, Component, DCT, Henderson and Stone as described in the Shareholder Agreement dated July 1, 1996, Stock Purchase Agreement dated July 1, 1996, Management Agreement dated July 1, 1996, License Agreement dated July 1, 1996, Voting Agreement dated July l, 1996, Irrevocable Proxy of David C. Stone dated July 1, 1996, Irrevocable Proxy of James Bronce Henderson, III dated July 1, 1996, Indemnification Agreement of Noble International, Ltd. and Peter Raab dated July 1, 1996, Indemnification Agreement of DCT Companies, Inc. dated July 1, 1996, Assignment and Assumption of Claim as to General Motors Corporation dated July 1, 1996, Assignment and Assumption of Claim as to TRW dated July 1, 1996, Line of Credit Promissory Note to DCT Component Systems dated July 1, 1996 and the Memorandum of Understanding dated July 1, 1996 (collectively the "Agreements").

     Under the terms of the Agreements, Henderson and Stone would continue to be Shareholders in Components subject to Noble's option rights and the "put" and "call" provisions of the Agreements. The Parties now wish to modify their rights, duties and obligations under the Agreements as follows:

     1. Noble intends to complete a private placement or initial public offers on or about June 30, 1997 ("Settlement Date");


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Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 2

     2. Noble wishes to acquire on or before the Settlement Date, the remaining shares of Henderson, Stone and/or DCT in Components not covered by its option and Henderson's and Stone's remaining interest in Competitive Technology Investment Company ("Competitive");

     3. Henderson, Stone and/or DCT are willing to allow Noble to acquire their remaining shares in Components and Competitive on the following terms and conditions:


          (i) On or before the Settlement Date, Noble shall pay the entire principal balance plus accrued interest if any under the Line of Credit Promissory Note dated July 1, 1996 between Components and DCT ("Note");

          (ii) On or before the Settlement Date Noble shall obtain the release of the personal guaranty of Henderson and Stone and the keepwell provision as to DCT from CIT;

         (iii) On or before the Settlement Date Noble shall refinance the Bank of Bloomfield as to the term note to Henderson and Stone or obtain a release as to them and shall obtain the release of their guaranty on the real estate mortgage;

          (iv) On or before the Settlement Date Noble shall use its best efforts to obtain the release of the guaranty of Henderson, Stone and DCT to Deutsche Credit Corporation ("Deutsche"). In the event Noble is unsuccessful in obtaining the releases from Deutsche, Noble shall enter into a lease agreement for the equipment covered by the Deutsche financing which shall be sufficient to fully amortize the entire Deutsche debt and all fees, costs and expenses attendant thereto; upon the expiration of the lease agreement, Noble shall have the right to purchase the leased equipment for $1.00;

          (v) On or before the Settlement Date Noble shall use its best efforts to obtain the release of the guaranty of Henderson and Stone to Karl and Fred Nothdurft ("Nothdurft") in the event Noble is unsuccessful in obtaining the

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Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 3

               releases from Nothdurft, it shall indemnify Henderson, Stone and DCT against all judgments, costs, expenses (including attorney fees), settlements, principal, interest and expenses due Nothdurft under the Nothdurft Agreements or incurred by them with respect to Nothdurft;

          (vi) Noble shall indemnify Henderson and Stone individually and as partners in Competitive for all principal, interest, taxes, assignments, waste, costs, expenses (including attorney fees) fines, penalties and remediation expenses related to or arising from the land contracts from Nothdurft Land Company or imposed as a result of any legal, regulatory or administrative action relative to the ownership or use of the real and personal property by Components, Competitive and its partners;

         (vii) If applicable, on or before the Settlement Date Noble shall obtain a release from Mark Ponski of any personal guaranty of Henderson and Stone of Components' debt to him;

        (viii) Noble shall be responsible for all monies due Chrysler, Henderson and Norma M. Stone shall have no further duty or obligation under the Memorandum of Understanding dated July l, 1996 ("Memorandum") whether or not the balance of the transaction as contemplated herein occurs or not;

          (ix) Noble shall acquire the remaining shares of Henderson, Stone and/or DCT on the Settlement Date in exchange for a promissory note, the promissory note shall provide that the shares acquired by Noble shall be valued as of December 31, 1998 utilizing the Put Value as defined in the Agreements, provided, however, in no event shall the aggregate price to be paid for the shares be less than One Million and no/100 ($1,000,000.00) Dollars, the promissory note shall pay interest at the minimum applicable federal rate, all principal and interest shall be due and payable not later than February 15, 1999 as security for

Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 4

               the note Noble shall pledge the acquired shares upon such terms and conditions as shall be mutually agreed upon. "Put Value" shall mean three (3) times Adjusted EBITDA, the product of which shall be reduced by (i) the outstanding principal and accrued interest owing by Components to The CIT Group/Credit Finance Inc. or Components' then current primary lender(s), on the Valuation Date, to a maximum reduction of the sum of Five Million Dollars ($5,000,000.00); and (ii) any acquisition debt of Components approved by the Board of Directors of Components. "Adjusted EBITDA" shall mean the sum of the earnings of Components, calculated in accordance with G.A.A.P., consistently applied, by the independent certified public accountant(s) who last audited Components' financial statement, except as set forth below before payment of interest and taxes and before deducting depreciation and amortization, for the twelve (12) month period ended on the last day of the month immediately preceding the Valuation Date, plus all payments made by Components to Noble in excess of One Hundred Thousand Dollars ($100,000.00) for the twelve (12) month period ended on the last day of the month immediately preceding the Valuation Date, plus all payments made as increased salary for the twelve (12) month period ended on the last day of the month immediately preceding the Valuation Date. The following shall be subtracted from earnings for the calculation of Adjusted
               EBITDA: the interest or dividend paid during the aforementioned twelve (12) month look-back period on the balance of any debt or face value of preferred stock on the books of Components on July

               1, 1996, or subsequently placed into an alternative vehicle, due and owing to Richard J. Reason, RJR Investments, Richard Luyckx, and/or the Nine Hundred Sixty Thousand Dollars ($960,000.00) which is owed to DCT.

          (x) In addition to the use of Components' NOL's to provide for the tax consequences of the forgiveness of debt by DCT in 1996, any excess NOL's not utilized by forgiveness of the DCT


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Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 5

               debt, may be used by Henderson and Stone for the settlement of the Internal Revenue Service audit of their personal returns relative to the inventory adjustments, travel and entertainment adjustments and valuation of the covenants not to compete for Karl and Fred Nothdurft;

          (xi) The transactions as contemplated herein shall be structured so as to minimize the tax consequences to Henderson and Stone;

         (xii) The indemnification and right to reimbursement from Components granted to Stone and Stone, Biber & O'Toole, P.C. under the Bylaws and applicable Michigan statute as to the claims of Thomas McConnell and Ninowski, Wood & McConnell, Inc. against Stone and Stone, Biber and O'Toole, P.C. shall remain in full force and effect against Components;

        (xiii) Henderson agrees to serve as a member of Noble's Board of Directors and its Chairman until December 31, 1999;

         (xiv) In addition to any other shares which Henderson and Stone may have in Noble and as consideration for Henderson's and Stone's service as members of Noble's Board of Directors, Henderson and Stone shall also be eligible to participate in any stock option programs for the outside directors of Noble;

          (xv) Noble may, if it chooses, continue to use "DCT" as a part of Components' name so long as Henderson is a member of its Board of Directors, Noble agrees to discontinue the use of "DCT" as part of Components' name following Henderson leaving the Noble Board of Directors;

         (xvi) Immediately upon payment in full of the principal plus accrued interest, if any, under the Note, and the satisfaction of each of the preceding items, all supermajority voting provisions regarding the votes of shareholders or directors contained within the Agreements, including among others, Article II, Section

Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 6

               2.1, Article III, Section 3.2 and 3.3, and Article IV, Section
               4.9 of the Shareholders Agreement shall be terminated and of no further force and effect and subsequent votes of Shareholders and Directors shall be governed by the Corporation's Bylaws; and

        (xvii) Immediately upon the payment in full of the principal plus accrued interest, if any, under the Note, and upon the satisfaction of each of the preceding items, without affecting the forgiveness of Debt as provided for in Section 4.3 of the Shareholder Agreement, the Corporation's obligation to pay DCT one-half (1/2) of the Bonus Pool Amount as defined in the Execution Bonus Pool Plan shall be immediately terminated.

     4. Except as specifically modified herein all other terms and conditions of the Agreements shall remain in full force and effect; and

     5. Noble's rights to acquire Henderson's, Stone's and or DCT's shares as provided herein shall expire on December 31, 1997 unless otherwise mutually agreed in writing by the Parties.

     As your acknowledgment and consent to the terms and conditions set forth herein, please sign as indicated below and return a copy to me.

                                       Yours Sincerely,

                                       DCT Companies, Inc.

                                       /s/ Bronce Henderson
                                       -----------------------------------------
                                           Bronce Henderson
                                           C.E.O.


                                       /s/ James Bronce Henderson, III
                                       -----------------------------------------
                                           James Bronce Henderson, III
                                           Individually


                                      /s/ David C. Stone
                                      ------------------------------------------
                                          David C. Stone
                                          Individually

Robert Skandalaris
Noble International, Ltd.
March 15, 1997
Page 7

                           ACKNOWLEDGMENT AND CONSENT

Noble International, Ltd. hereby consents to the terms and conditions as set forth herein.

                                       Noble International, Ltd.

                                       By: /s/ Michael C. Azar
                                          --------------------------------------
                                               Michael C. Azar
                                       Its: Secretary

                                       Dated: 3/15/97